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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             WORLD HEART CORPORATION
             (Exact name of registrant as specified in its charter)


        Ontario, Canada                                         N/A
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                          Identification No.)

                             World Heart Corporation
                                 1 Laser Street
                                 Ottawa, Ontario
                                 CANADA, K2E 7V1
                    (Address of Principal Executive Offices)

               WORLD HEART CORPORATION EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)
                                 --------------





                                World Heart Inc.
                                7799 Pardee Lane
                            Oakland, California 94621
                                 (510) 563-5000
            (Name, address and telephone number of agent for service)

                         Calculation of Registration Fee

============================= ================== ======================== ========================== =======================
                                                   Proposed maximum
 Title of securities to be      Amount to be       aggregate offering          Proposed maximum             Amount of
         registered              registered         price per share        aggregate offering price  registration fees
----------------------------- ------------------ ------------------------ -------------------------- -----------------------
Common Shares                     2,320,000            $6.67 (1)               $15,474,400(1)              $3,868.60
no par value

============================= ================== ======================== ========================== =======================

(1) Estimated solely for the purpose of calculating the registration fee. Such estimate has been calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low sales price of the Common Shares as reported on the Nasdaq National Market on June 20, 2001.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following information heretofore filed by World Heart Corporation ("WorldHeart" or the "Registrant") with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference: (a) WorldHeart's Annual Report on Form 20-F for the fiscal year ended December 31, 2000; and (b) WorldHeart's Form 6-K filed on May 8, 2001. All documents filed by WorldHeart pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          Pursuant to the Business Corporations Act (Ontario), R.S.O. 1990 Chap.B.16, Section 136(1), a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if,

          (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and

          (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

          The Registrant indemnifies its directors and officers against liability to the full extent of the Business Corporations Act (Ontario), as explained above. WorldHeart maintains directors' and officers' liability insurance with an aggregate annual limit of liability of US $15 million.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          See Index to Exhibits.

Item 9.   Undertakings.

          (a) The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933;

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Province of Ontario, Canada, on this 21st day of June, 2001.

                            WORLD HEART CORPORATION
                            (Registrant)


                            By: /s/  Ian W. Malone
                               ---------------------------------------------
                               Name:  Ian W. Malone
                               Title: Chief Financial Officer, Vice President
                                       Finance and Secretary, Director



                                POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roderick M. Bryden and Ian W. Malone, and each of them severally, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature                            Capacity With Registrant                  Date


/s/  Tofy Mussivand                  Chairman of the Board of Directors,       June 21, 2001
--------------------------
Dr. Tofy Mussivand                   Chief Scientific Officer, Director

/s/  Roderick M. Bryden              President and Chief Executive Officer,    June 21, 2001
--------------------------
Roderick M. Bryden                   Director

/s/  Ian W. Malone                   Chief Financial Officer, Vice President   June 21, 2001
--------------------------
Ian W. Malone                        Finance and Secretary, Director

/s/  Donald S. Beanlands             Director                                  June 21, 2001
--------------------------
Dr. Donald S. Beanlands

/s/  Richard L. Lesher               Director                                  June 21, 2001
--------------------------
Dr. Richard L. Lesher

/s/  Michael Mussallem               Director                                  June 21, 2001
--------------------------
Michael Mussallem

/s/ C. Ian Ross                      Director                                  June 21, 2001
--------------------------
C. Ian Ross


Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of World Heart Corporation in the United States on this 21st day of June, 2001.

WORLD HEART INC.




By: /s/  Ian W. Malone
    --------------------------
    Name:  Ian W. Malone
    Title: Vice President, Treasurer
             and Secretary

                                  EXHIBIT INDEX

  Exhibit
    No.
  -------

   4.1 Articles of Incorporation and By-Laws of the Registrant incorporated by reference to exhibits 3.1 and 3.3, respectively, of the Registration Statement on Form F-1, file number 333-05754, as filed with the Securities and Exchange Commission on October 8, 1996 under the Securities Act of 1933.

   4.2 Articles of Amendment to Articles of Incorporation of the Registrant dated June 12, 2000.

    5 Opinion of McCarthy Tetrault, Canadian counsel to the Registrant, dated June 21, 2001, with respect to the legality of the Common Shares being registered.

   23.1   Consent of PricewaterhouseCoopers LLP dated June 21, 2001.

   23.2   Consent of McCarthy Tetrault(1)

   24     Powers of Attorney (included in pages II-5 and II-6).

-------------------

(1)  Included in Exhibit 5.